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E-Filed

Colorado Secretary of State
Date and Time: 03/05/2024 01:08 PM
ID Number: 20171200005

Document number: 20241275913
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

   ID number: 20171200005
   (Colorado Secretary of State ID number)

   Entity name: Notes Live, Inc.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
   ☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. ***(Caution:** Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

   (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

   The delayed effective date and, if applicable, time of this document is/are ______________________.
   (mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

   Atkinson *(Last)* Heather *(First)* *(Middle)* *(Suffix)*
   1755 Telstar Drive, Suite 501
   (Street name and number or Post Office Box information)

   Colorado Springs *(City)* CO *(State)* 80920 *(Postal/Zip Code)*
   (Province – if applicable) United States *(Country – if not US)*

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF NOTES LIVE, INC.

Pursuant to the Colorado Corporations and Associations Act and the Colorado Business Corporations Act, Notes Live, Inc., a Colorado corporation (the "Corporation"), adopts the following Articles of Amendment to its Articles of Incorporation (the "Amendment"), and hereby certifies as follows:

FIRST: The name of the Corporation is Notes Live, Inc.

SECOND: The board of directors of the Corporation duly approved the following Amendment to the Articles of Incorporation and recommended the Amendment for approval by the shareholders of the Corporation holding a majority of the issued and outstanding shares of the Corporation's Class C Voting Common Stock, and such shareholders duly approved the Amendment effective February 28, 2024.

THIRD: The Amendment effected by these Articles of Amendment is as follows: Subsection A. of Article V of the Articles of Incorporation is hereby deleted in its entirety and restated as follows:

> A. Authorized Stock. The total number of shares of capital stock which the Corporation has the authority to issue is 150,000,000 shares of all classes of stock, of which 5,000,000 shares with a par value of $0.001 per share are denominated "Class A Voting Common Stock"; 30,000,000 shares with a par value of $0.001 per share are denominated "Class B Non-Voting Common Stock"; 50,000,000 shares with a par value of $0.001 per share are denominated as "Class C Voting Common Stock"; 60,000,000 shares with a par value of $0.001 per share are denominated as "Class D Voting Common Stock"; and 5,000,000 shares with a par value of $0.001 per share, are denominated "Preferred Stock". Except for any difference in voting privileges, or any differing contractual rights or limitations assigned or afforded to a specific series of stock in connection with a merger, acquisition or strategic transaction, the shares of Class A Voting Common Stock, Class B Non-Voting Common Stock, Class C Voting Common Stock, and Class D Voting Common Stock have the same preferences, limitations, and relative rights in all other respects. Each holder of Class A Voting Common Stock shall be entitled to 250 votes per share of Class A Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Each holder of Class C Voting Common Stock shall be entitled to one vote per share of Class C Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Each holder of Class D Voting Common Stock shall be entitled to one vote per share of Class D Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. Except as required by law, holders of the Class B Non-Voting Common Stock shall have no voting power with respect to their shares of Class B Non-Voting Common Stock and the shares of Class B Non-Voting Common Stock shall not be entitled to vote on any matter submitted to the shareholders.
>
> The designations, preferences, limitations, restrictions, and relative rights of the Preferred Stock, and variations in the relative rights and preferences as between different series shall be established in accordance with the Colorado Business Corporation Act by the board of directors of the Corporation.

FOURTH: The remainder of the Articles of Incorporation, as previously amended, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Notes Live, Inc. has caused these Articles of Amendment to its Articles of Incorporation to be signed by its duly authorized officer, effective as of March 5, 2024.

NOTES LIVE, INC.

By: */s/ Heather Atkinson*
Heather Atkinson
Chief Financial Officer, Treasurer, and Secretary